UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2018

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
Maryland	000-54023	20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California		94111
(Address of principal executive offices)		(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Digital Realty Trust, Inc.:	Emerging growth company ☐

Digital Realty Trust, L.P.:	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Digital Realty Trust, Inc.: ☐

Digital Realty Trust, L.P.: ☐

Introductory Note

Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “our company,” “the company” or “Digital Realty” refer to Digital Realty Trust, Inc., together with its consolidated subsidiaries, including Digital Realty Trust, L.P., our “operating partnership.”

Item 3.03.	Material Modification to Rights of Security Holders.

Seventeenth Amended and Restated Partnership Agreement

On September 21, 2018, Digital Realty Trust, Inc., as the sole general partner of Digital Realty Trust, L.P., executed the Seventeenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P. in order to add a new Section 8.9, which provides Digital Realty Trust, L.P. with the right to redeem units of limited partnership interests from limited partners of Digital Realty Trust, L.P. under certain circumstances.

A copy of the Seventeenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P. is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 3.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information in Item 3.03 of this Current Report on Form 8-K under the heading “Seventeenth Amended and Restated Partnership Agreement” is herein incorporated by reference.

Item 7.01.	Regulation FD Disclosure.

On September 24, 2018, the company issued a press release announcing the Ascenty Acquisition (as defined below). A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On September 24, 2018, the company issued a press release announcing that it has commenced an underwritten public offering of 8,500,000 shares of its common stock in connection with certain forward sale agreements. A copy of such press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 and Exhibit 99.2 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Item 8.01.	Other Events.

Recent Developments

Pending Ascenty Acquisition

On September 21, 2018, our operating partnership and Stellar Participações Ltda., a Brazilian subsidiary of our operating partnership (“Acquisition Sub”), entered into definitive agreements with ANH New Holdings LLC, Techno Park Holdings LLC and Ascenty LLC to acquire Ascenty, a leading data center provider in Brazil, for consideration that we currently estimate to be approximately $1,826.8 million (before contractual purchase price adjustments, transaction expenses, taxes and potential currency fluctuations) consisting of (i) $1,511.1 million in cash, (ii) $290.7 million of common units of limited partnership interest in our operating partnership, and (iii) $25.0 million of equity interests in an indirect subsidiary of our operating partnership and indirect parent of Acquisition Sub (“Acquisition Holdco”). In exchange for this consideration, Acquisition Holdco will ultimately own 100% of the entities that own Ascenty. We refer to this transaction as the “Ascenty Acquisition” and the collective existing business of Ascenty LLC and its subsidiaries as “Ascenty.”

Closing of the Ascenty Acquisition is subject to customary closing conditions, including but not limited to the continuing accuracy of representations and warranties, subject to agreed upon materiality standards, and compliance with covenants and agreements in all material respects in the share purchase agreement relating to the Ascenty Acquisition (the “Share Purchase Agreement”). In connection with the Ascenty Acquisition, our operating partnership has agreed to guarantee the obligations of Acquisition Sub under the definitive agreements related to the Ascenty Acquisition. In the event that the Acquisition Sub is unable to complete the Ascenty Acquisition due to a failure of Acquisition Sub to perform or otherwise, Ascenty may enforce our operating partnership’s guarantee and require our operating partnership to complete the Ascenty Acquisition. On September 21, 2018, we also entered into an independent bilateral equity commitment letter with Brookfield Infrastructure Group, Inc., an affiliate of Brookfield Asset Management, Inc., which we collectively refer to herein as Brookfield, pursuant to which Brookfield has committed to acquire an interest equal to ours in a joint venture entity that is expected to ultimately own Ascenty in an amount equal to the sum of (i) up to $725.0 million in respect of the equity portion of the purchase price for the Ascenty Acquisition, plus (ii) an amount equal to 50% of any additional amounts up to a specified cap that we contribute to the joint venture entity after closing of the Ascenty Acquisition but prior to Brookfield’s investment in the joint venture entity, plus (iii) an amount equal to 50% of our and Brookfield’s aggregate transaction expenses in connection with the Ascenty Acquisition (which transaction expenses will be reimbursed by the joint venture entity to the applicable party). To the extent that their investment occurs after the closing of the Ascenty Acquisition, Brookfield has also committed to pay interest on their committed amount at a rate of 8% for the first 90 days after the closing of the Ascenty Acquisition and increasing to 10% thereafter until such time as their investment in the joint venture is made. The funding of the proposed joint venture is contingent on the satisfaction of customary conditions, which may not be satisfied prior to the closing of the Ascenty Acquisition, on the terms described herein or at all. The joint venture entity may be Acquisition Holdco or a direct or indirect subsidiary of Acquisition Holdco. See “—Overview of Proposed Joint Venture” below.

The Ascenty Acquisition is comprised of eight almost fully leased in-service data centers, six partially pre-leased data centers currently under-construction, and a significant pipeline of potential new data center expansion capacity, in addition to a proprietary fiber network that we believe provides Ascenty with significant strategic advantages. Ascenty’s 14 in-service and under construction data centers are located in four key Brazilian metropolitan areas: São Paulo, Campinas, Rio de Janeiro and Fortaleza.

We believe that Ascenty is the leading data center provider in Brazil with approximately 31% of the data center capacity as measured by megawatts, including the additional pre-leased capacity expected to be built at Ascenty’s data centers under construction. All eight existing in-service data centers have been built within the last 10 years and offer customers a high-quality facility and state-of-the-art data center solution. Ascenty does not own any of its facilities, but instead operates its business as a lessee, with a current weighted average remaining lease term for all of its facilities of over 30 years, assuming the exercise of extension options.

Ascenty has built a fully-integrated platform with strong operating, sales, marketing, technology, engineering, and development expertise, led by an experienced management team with a proven track record of scaling businesses throughout Latin America. Through this acquisition, we expect to establish Ascenty as the strategic platform through which we intend to operate and grow our data center business in Brazil and throughout Latin America. We believe there is significant strategic value in acquiring a leading, best-in-class data center platform in Brazil with a proven management team with significant experience in the region.

Ascenty has developed a reputation for providing global hyperscale cloud service providers and other customers with effective solutions to meet their IT infrastructure needs. We believe the Ascenty Acquisition and the formation of the proposed joint venture will provide the following benefits:

•

Premier, High-Quality Portfolio: Ascenty has one of the largest data center portfolios in Brazil and its eight in-service and six under-construction data centers are strategically located, state-of-the-art facilities. Each of Ascenty’s data center campuses provides a high capacity substation with redundant backup power. Most of Ascenty’s facilities have been designed and built to Tier III standards and meet internationally recognized facility and service standards.

•

Significant Embedded Growth Pipeline: We believe the Latin American region represents a compelling opportunity for future data center growth, driven by positive macro and demographic factors, including growth in the working age population and rapid digitization. Brazil is the fifth-largest country in the world by area and population as well as the eighth-

largest economy by gross domestic product, or GDP, and we believe it is poised to become the hub of Latin America’s future technological expansion. We believe Ascenty has a significant opportunity for growth through development in Brazil and we believe it is well-positioned to meet growing demand through expansion across the Latin American region. The Ascenty portfolio is comprised of 106.2 megawatts of total planned capacity, including 39.2 megawatts of capacity currently in-service, 34.0 megawatts of capacity under construction and 33.0 megawatts of potential additional capacity. In addition, Ascenty has options or leases on five separate sites representing up to an estimated incremental 66.5 megawatts of potential future growth capacity.

•

Proprietary Fiber Network Represents Competitive Advantage: Ascenty provides differentiated connectivity solutions to data center clients through its proprietary fiber network extending approximately 4,500 kilometers. The fiber network is owned by Ascenty, which provides Ascenty with flexibility for site selection. We believe the fiber network system is highly reliable and represents a key competitive advantage, providing customers direct access to the major Brazilian telecom operators, peering points and subsea cable networks within Brazil’s primary technology, finance and population hubs of Rio de Janeiro, Fortaleza, and São Paulo.

•

Experienced Management Team: The Ascenty management team will remain in place and will maintain day-to-day responsibility for operations in the region. Ascenty’s six-member senior management team has more than 100 years of combined data center experience and, as of the date of this Current Report on Form 8-K, Ascenty has more than 280 employees. The Ascenty management team is led by Chief Executive Officer, Christopher P. Torto, who co-founded Ascenty and previously founded Vivax, the second largest cable TV company in Brazil, which went public in 2006 and was sold in 2007. Mr. Torto is rolling over the substantial majority of his Ascenty equity into common units of limited partnership interest in our operating partnership and equity interests in the proposed new joint venture. Mr. Torto and the Ascenty management team have significant experience building and scaling businesses within Latin America and have built a leading network of data center facilities in Brazil.

•

Co-Investing Alongside an Experienced Partner: Brookfield is a leading global asset manager, with over $285 billion of assets under management. Brookfield has been investing in Brazil for over 100 years, and is now one of the largest investors in the country, with over $40 billion of assets under management, including: more than 3,500 kilometers of toll roads; an integrated rail and port logistics business; a 2,000-kilometer regulated natural gas pipeline system; 4,200 kilometers of electricity transmission lines (including lines built and to be constructed); the largest private sanitation company; and several commercial and retail properties, including a portfolio of high-quality commercial properties in São Paulo and Rio de Janeiro. We expect to benefit significantly from investing alongside a sophisticated partner with a long history of investing in the region. See “—Overview of Proposed Joint Venture” below.

•

Potential for Significant Regional Cost Efficiencies and Financial Benefits: We believe the combination of the Ascenty business with Digital Realty’s global operating platform will create potentially significant cost efficiencies, particularly with respect to the establishment of a regional operating platform in Latin America, supply chain management and financing costs. We believe the venture is prudently financed with ample liquidity from non-recourse debt facilities and expected equity investments from existing Ascenty management as well as a sophisticated financial investor in Brookfield along with us. We believe the Ascenty Acquisition will initially be dilutive to financial metrics but will be accretive to Digital Realty’s financial metrics over the intermediate term and is expected to be accretive to Digital Realty’s long-term growth rate.

The Ascenty portfolio is concentrated in four key Brazilian metropolitan areas, which we believe provides us with significant future growth opportunities. The four metropolitan areas are:

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São Paulo: São Paulo is the largest city in Brazil and Latin America and the fourth largest city in the world. With a population of 21.7 million in the broader São Paulo region, São Paulo’s role as Brazil’s financial center has made it an important international digital and connectivity hub, and we believe it is poised to become the epicenter of Latin America’s future technological expansion. Three of the in-service and two of the under-construction facilities are located in São Paulo.

•

Campinas: Located within 100 kilometers of São Paulo, Campinas has a population of 3.2 million people, is known as Brazil’s “Silicon Valley” and is home to numerous multinational technology companies as well as several prestigious universities. Three of the in-service and four of the under-construction facilities are located in Campinas.

•

Rio de Janeiro: Rio de Janeiro is the second most populous city in Brazil and the fourth most populous in Latin America with 13.3 million inhabitants, making it an important connectivity hub. In addition, Rio de Janeiro is one of the leading destinations for hyperscale data center deployments in Brazil, second only to São Paulo. One of the in-service facilities is located in Rio de Janeiro.

•

Fortaleza: Located in Northeast Brazil, Fortaleza has a population of 4.0 million people, is an important subsea cable hub, and is the capital of the Brazilian state of Ceará. One of the in-service facilities is located in Fortaleza.

Ascenty Portfolio Summary

Data Center Facilities

The Ascenty portfolio is comprised of 106.2 megawatts of total planned capacity, including 39.2 megawatts of capacity currently in-service, 34.0 megawatts of capacity under construction and 33.0 megawatts of potential additional capacity. As of the date of this Current Report on Form 8-K, the capacity currently in service was 97% leased, the capacity under construction was approximately 83% leased and the capacity in-service and under construction was approximately 90% leased, in each case, including signed but not yet commenced leases and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement. In addition, Ascenty has options or leases on five separate sites representing up to an estimated incremental 66.5 megawatts of potential future growth capacity.

As of the date of this Current Report on Form 8-K, Ascenty had more than 140 customers, including several leading global hyperscale cloud providers, which we expect to be complementary to our existing customer base. Approximately 120 of such customers are not Digital Realty customers.

As of the date of this Current Report on Form 8-K, leases representing approximately 75% of Ascenty’s contractual cash rent (including signed but not yet commenced leases and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement) were denominated in U.S. dollars, substantially mitigating foreign currency exposure. In addition, over 90% of Ascenty’s contractual cash rent (including signed but not yet commenced leases and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement) was derived from customers whose parent entities have investment grade or equivalent credit ratings. There can be no assurance that a customer’s parent entity will satisfy such customer’s lease obligations in the event of such customer’s default.

Fiber Network

In addition, Ascenty owns an approximately 4,500-kilometer proprietary fiber network, which connects Brazil’s primary technology, finance and population hubs of São Paulo, Campinas, Rio de Janeiro and Fortaleza. We believe the fiber optic system provides Ascenty with a competitive advantage in Brazil by allowing for strategic site selection and providing clients highly interconnected data centers. The fiber network strategically connects Ascenty’s facilities with other data centers, major telecom operators, peering points and subsea cable networks. As of the date of this Current Report on Form 8-K, approximately 95% of Ascenty’s revenue was generated from clients procuring both data center and fiber network services.

Expansion Opportunity

We believe Latin America in general and Brazil in particular represent a significant opportunity within the data center industry due to their robust growth prospects and favorable supply and demand fundamentals. We expect data center demand in Latin America to grow over the next several years, given the limited current availability of institutional quality data center inventory, particularly as compared to more developed regions such as North America, Europe and Asia Pacific. Ascenty is focused on capturing demand from global cloud service providers and other leading IT service providers, as these customers are expected to accelerate build-out of their respective footprints and time-to-market in Latin America by leasing capacity from third-party data center providers.

We believe the macroeconomic backdrop in Brazil is healthy, with stabilized inflation rates and all-time low interest rates, providing a strong opportunity for growth. Brazil has a current population of approximately 209 million, ranking as the fifth largest country in the world. Brazil has the world’s eighth largest economy as measured by GDP, and the International Monetary Fund expects Brazil to exceed 2% annual GDP growth from 2018 through 2020, outpacing most of the world’s largest economies.

Brazil’s economy is becoming digitized, which, along with a large and growing population, is expected to drive increased data center demand, as internet traffic continues to experience rapid growth. We believe these favorable demographic and economic trends have and will continue to drive significant demand for reliable, state-of-the-art and comprehensive multi-tenant data center solutions in Brazil, especially for global cloud service providers, leading IT service providers and corporate enterprise customers. We believe this potential demand far exceeds the supply of institutional quality data center stock in Brazil, as many enterprises seeking domestic back-up data centers for disaster recovery and business continuity purposes are faced with obsolete and significantly under-powered facilities.

Financial Overview

As a part of our underwriting of the Ascenty acquisition and business due diligence process, we developed an estimate of the annualized stabilized earnings before interest, income taxes and depreciation and amortization, or stabilized EBITDA, for Ascenty. The stabilized EBITDA estimate is comprised of (i) our estimate of annualized run-rate EBITDA for Ascenty based on Ascenty’s EBITDA for the month ended July 31, 2018, which is the most recently completed full month for which Ascenty provided us with financial information as part of our underwriting and due diligence process, (ii) our forward estimate of the stabilized EBITDA contribution from signed leases with respect to approximately 12.6 megawatts and additional colocation space leases at Ascenty’s in-service data centers that have been signed as of the date of this Current Report on Form 8-K but had not yet commenced as of July 31, 2018 and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement, (iii) our forward estimate of the stabilized EBITDA contribution from leases with respect to approximately 18.0 megawatts of additional capacity expected to be built at Ascenty’s data centers under construction that have been signed as of the date of this Current Report on Form 8-K but had not yet commenced as of July 31, 2018 and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement, (iv) our forward estimate of the stabilized EBITDA contribution from the potential lease-up of approximately 38.6 megawatts of additional capacity expected to be built at Ascenty’s under-construction data centers as of the date of this Current Report on Form 8-K, and (v) our forward estimate of the stabilized EBITDA contribution from fiber leases that have been signed as of the date of this Current Report on Form 8-K but had not yet commenced as of July 31, 2018. We have assumed that the EBITDA margins for signed but not yet commenced leases, leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement and future leases of additional capacity to be built at both the in-service and under-construction data centers will be consistent with the EBITDA margins of existing in-service data centers once they have been fully leased. In addition, in underwriting our estimate of stabilized EBITDA, we have straight-lined existing contractual rents and estimated future rents in accordance with U.S. generally accepted accounting principles, or GAAP. In our underwriting, we estimate that the gross purchase price for the Ascenty acquisition of approximately $1,826.8 million (subject to contractual purchase price adjustments, transaction expenses, taxes and potential currency fluctuations), in addition to approximately $424.5 million of capital expenditures to fund the completion of data center development currently under construction and to build out additional capacity to meet near-term customer demand results in a total estimated cost of approximately $2,251.3 million and represents a multiple of approximately 15.0 - 15.5 times our underwritten forward stabilized EBITDA.

We caution you not to place undue reliance on our underwriting or our estimate of the stabilized EBITDA multiple because it is based on data made available to us in the diligence process in connection with the Ascenty Acquisition and includes a number of assumptions, including the timely and on-budget completion of all space to be constructed, the timely leasing of all additional capacity, certain assumptions regarding currency exchange rates and the absence of customer defaults or early lease terminations. Furthermore, the estimated stabilized EBITDA is not calculated in accordance with GAAP and includes estimates of future rents and operating expenses based on our expectations for Ascenty going forward. Our experience operating Ascenty may change our expectations with respect to the estimated stabilized EBITDA. In addition, the actual stabilized EBITDA for Ascenty may differ from our expectations based on numerous other factors, including potential difficulties encountered in connection with the construction and lease-up of additional data center space, currency and inflation fluctuations, unanticipated incremental general and administrative expenses or operating expenses, the results of our final purchase price adjustments, difficulties in leasing incremental capacity or collecting anticipated revenue, customer bankruptcies and unanticipated expenses at the data centers that we cannot pass on to customers, as well as the risk factors set forth in this Current Report on Form 8-K. See “Risks Related to the Proposed Ascenty Acquisition—The actual stabilized EBITDA for Ascenty may not be consistent with the estimated stabilized EBITDA used to estimate the total cost multiple set forth in this Current Report” below.

We expect the Ascenty Acquisition to be completed in the fourth quarter of 2018. We intend to finance the cash portion of the acquisition of the Ascenty portfolio with approximately $323 million in equity, approximately $613 million with either a committed short-term term loan or equity from Brookfield as described below under “—Overview of Proposed Joint Venture” and with the balance of the purchase price funded with new Brazilian operating company level secured term loan indebtedness of approximately $575.0 million. These amounts will vary based on contractual purchase price adjustments, transaction expenses, taxes and potential currency fluctuations. We have obtained a commitment from Citigroup Global Markets Inc., ING Capital LLC and Natixis New York Branch to provide the following new credit facilities to the Brazilian operating company, which we refer to as the committed facilities: (i) a $50.0 million senior secured first lien revolving credit facility, (ii) a senior secured first lien term loan facility of up to $650.0 million and (iii) a $75.0 million senior secured first lien delayed draw term loan facility. Each of the committed facilities is expected to mature five years after the closing of the committed facilities.

The funding of the committed facilities is contingent on the satisfaction of customary conditions, including but not limited to (i) the execution and delivery of definitive documentation with respect to the committed facilities in accordance with the terms set forth in the related commitment letter and (ii) the consummation of the Ascenty Acquisition by Acquisition Sub. The actual documentation governing the committed facilities has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the related commitment letter.

We cannot assure you that the Ascenty Acquisition will be consummated on the anticipated schedule, pursuant to the foregoing terms or at all. See “Risks Related to the Proposed Ascenty Acquisition—We cannot assure you that the proposed Ascenty Acquisition will be completed on a timely basis or at all” below. All the information in this Current Report on Form 8-K regarding the Ascenty Acquisition is based on information provided by the sellers in connection with our due diligence related to the pending acquisition. We cannot guarantee the accuracy of such information.

Overview of Proposed Joint Venture

On September 21, 2018, we entered into a bilateral equity commitment letter with Brookfield, pursuant to which Brookfield has committed to acquire an interest equal to ours in a joint venture entity that is expected to ultimately own Ascenty in an amount equal to the sum of (i) up to $725.0 million in respect of the equity portion of the purchase price for the Ascenty Acquisition, plus (ii) an amount equal to 50% of any additional amounts up to a specified cap that we contribute to the joint venture entity after closing of the Ascenty Acquisition but prior to Brookfield’s investment in the joint venture entity, plus (iii) an amount equal to 50% of our and Brookfield’s aggregate transaction expenses in connection with the Ascenty Acquisition (which transaction expenses will be reimbursed by the joint venture entity to the applicable party). To the extent that their investment occurs after the closing of the Ascenty Acquisition, Brookfield has also committed to pay interest on their committed amount at a rate of 8% for the first 90 days after the closing of the Ascenty Acquisition and increasing to 10% thereafter until such time as their investment in the joint venture is made. We currently estimate that Brookfield’s initial equity investment in the joint venture will be approximately $613 million, excluding Brookfield’s portion of the transaction costs. We refer herein to the entity in which Brookfield will invest as the JV Entity. The JV Entity may be Acquisition Holdco or a direct or indirect subsidiary of Acquisition Holdco. If such investment occurs after the consummation of the Ascenty Acquisition, we anticipate funding the portion of the equity to be provided by Brookfield with a $750.0 million short-term senior unsecured term loan. We have obtained commitments from Bank of America, N.A. and Citigroup Global Markets Inc. to provide such $750.0 million senior unsecured term loan facility to our operating partnership, which would then loan such amount to the JV Entity. The committed facility is expected to mature six months after the closing of the committed facility. The entire outstanding principal amount on the term loan facility will be due on the maturity date. Interest rates applicable to loans under the facility are expected to be payable at either (a) a fluctuating rate per annum equal to (i) the highest of (A) the administrative agent’s base rate; (B) 0.5% above the federal funds rate; and (C) one-month LIBOR for U.S. Dollars plus 1% or (b) at the applicable LIBOR based on a one-, two-, three- or six-month LIBOR period, as elected by the operating partnership, plus the applicable margin as provided for in the related commitment letter which shall be based on the company’s debt rating (which shall be, depending on such debt rating, 0.85%, 0.90%, 1.00%, 1.25% or 1.65%). The committed facilities are expected to contain customary affirmative and negative covenants that, among other things, may limit the operating partnership’s ability to make distributions or certain investments, incur debt, incur liens and enter into certain transactions. The funding of the committed term loan is contingent on the satisfaction of customary conditions, including but not limited to (i) the execution and delivery of definitive documentation with respect to the term loan in accordance with the terms set forth in the related commitment letter and (ii) the consummation of the Ascenty Acquisition by Acquisition Sub. The actual documentation governing the committed term loan has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the related commitment letter.

From and after the date upon which Brookfield invests in the JV Entity, our operating partnership and Brookfield will each initially have approximately 49% of the equity interest (with 50% of the voting power) in the JV Entity, while Mr. Torto and certain related parties are expected to initially own an aggregate of approximately 2% of the equity interests in Acquisition Holdco, which interests will be non-voting.

From and after the date upon which Brookfield invests in the JV Entity, the JV Entity will be governed by a board of directors, and each equityholder of the JV Entity will be entitled to appoint one director per 20% of voting equity held by such member and its affiliates. Each of our operating partnership and Brookfield will initially have the right to appoint two directors to the board of directors, and each shall retain the right to appoint at least one director for so long as it holds at least 10% of the voting equity interests in the JV Entity. Directors appointed by equityholders will have the number of votes equal to the percentage voting equity interests held by the appointing equityholder. Certain major decisions involving the business of the JV Entity and Ascenty, including the approval of any amendments to the JV Entity’s governing documents, the approval of business plans and annual budgets, appointment or dismissal of the chief executive officer or chief financial officer, related party transactions, material acquisitions and divestitures, any fundamental change in the business of the JV Entity and Ascenty, expansion into new countries, financings and winding up or dissolution of the JV Entity, will require the affirmative vote of directors or equityholders representing at least 75% of the voting equity interests in the JV Entity; provided, that so long as (i) our operating partnership (together with certain affiliates) owns 20% of the voting equity interests in the JV Entity, the approval of our operating partnership shall also be required for any matter otherwise requiring such super-majority approval; and (ii) Brookfield (together with certain affiliates) owns 20% of the voting equity interests in the JV Entity, the approval of Brookfield shall also be required for any matter otherwise requiring such super-majority approval.

Each equityholder of the JV Entity is also expected to agree that the JV Entity will be its exclusive vehicle for development, management, ownership and operation of data centers and/or fiber optic businesses that primarily serve data centers in South America, subject to certain exceptions.

The JV Entity is expected to make quarterly distributions to its equityholders of all cash available for distribution, after reserving appropriate amounts for working capital, capital expenditures and other amounts. Distributions by the JV Entity are expected to be made pro rata in proportion to each equityholder’s respective ownership interests in the JV Entity.

Transfers of voting equity interests in the JV Entity, other than to affiliates, are expected to be prohibited until the fifth anniversary of the closing of the Ascenty Acquisition. After the fifth anniversary, equityholders are expected to be able to transfer their voting equity interests in the JV Entity, subject to the other voting equityholders’ right of first offer to purchase such voting equity interests. In addition, if an equityholder transfers equity interests in the JV Entity representing at least 10% of the total equity interests in the JV Entity, then the remaining equityholders are expected to have tag-along rights to participate in such sale. At any time after the fifth anniversary of the closing of the Ascenty Acquisition, an equityholder holding more than 40% of the JV Entity’s total voting equity interests is expected to have the right to unilaterally force the JV Entity to conduct an initial public offering (either of itself or a subsidiary), subject to the other voting equityholders’ right to purchase the triggering equityholder’s interest in the JV Entity. At any time after the seventh anniversary of the closing of the Ascenty Acquisition, an equityholder holding more than 40% of the JV Entity’s total voting equity interests is expected to have the right to unilaterally force the JV Entity to commence a sale process for the sale of the company, subject to the other voting equityholders’ right of first offer to purchase the triggering equityholder’s interest in the JV Entity (with such seven-year holding period reduced to five years upon the occurrence of certain limited deadlock events). The equity interests held by Mr. Torto and certain related parties in Acquisition Holdco will be subject to call rights that allow the voting equityholders in Acquisition Holdco to purchase their interests, and put rights that allow Mr. Torto and certain related parties to sell their interests to the voting equityholders in Acquisition Holdco, in each case after the fifth anniversary of the Ascenty Acquisition, with certain exceptions. The call or put price will be based on the fair market value of Acquisition Holdco, as determined by an independent appraisal.

We cannot assure you that Brookfield will complete its committed investment in the JV Entity prior to the completion of the Ascenty Acquisition, pursuant to the foregoing terms or at all. The closing of Brookfield’s investment in the JV Entity is conditioned upon, among other things, receipt by Brookfield of Brazilian regulatory approvals for the joint venture and is expected to close in the fourth quarter of 2018. See “Risks Related to the Proposed Joint Venture—We cannot assure you that Brookfield will complete its committed investment in the JV Entity prior to the completion of the Ascenty Acquisition or at all.”

Virginia Acquisition

We entered into a definitive agreement which became binding on September 12, 2018, to acquire 424 acres of undeveloped land in Loudoun County, Virginia for a total purchase price of $236.5 million. The site is adjacent to Washington Dulles International Airport and located near bulk transmission lines as well as a major fiber path. The site is also located less than four miles from Digital Realty’s existing data center campuses in Ashburn, Virginia. Commencement of development is expected to be subject to market demand, and delivery is expected to be phased to meet future customer growth requirements upon buildout and lease-up of the company’s existing Ashburn campus capacity. The transaction is expected to close in the fourth quarter of 2018 and is subject to customary closing conditions.

Risks Related to the Proposed Ascenty Acquisition

We cannot assure you that the proposed Ascenty Acquisition will be completed on a timely basis or at all.

There are a number of risks and uncertainties relating to the Ascenty Acquisition. For example, the Ascenty Acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including the failure of the parties to satisfy one or more of the conditions to closing. There can be no assurance that the conditions to closing of the Ascenty Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Ascenty Acquisition. The definitive agreements related to the Ascenty Acquisition may be terminated by the parties thereto under certain circumstances. In addition, certain properties may not be acquired, or may be acquired on different terms, if certain conditions are not satisfied or if certain regulatory approvals are not obtained.

In addition, our operating partnership has agreed to guarantee the obligations of Acquisition Sub under the definitive agreements related to the Ascenty Acquisition. In the event that Acquisition Sub is unable to complete the Ascenty Acquisition due to a failure of Acquisition Sub to perform or otherwise, Ascenty may enforce our operating partnership’s guarantee and require our operating partnership to complete the Ascenty Acquisition. Delays in closing the Ascenty Acquisition or the failure of Acquisition Sub to close the Ascenty Acquisition in its entirety or at all may result in our incurring significant additional costs in connection with such delay or failure and/or failing to achieve the anticipated benefits of the Ascenty Acquisition. Any delay in closing or a failure of Acquisition Sub to close the Ascenty Acquisition could have a negative impact on our business and the trading price of our common stock.

If completed, the Ascenty Acquisition may not achieve its intended benefits or may disrupt our plans and operations.

There can be no assurance that we will be able to realize the expected benefits of the Ascenty Acquisition, which may result in material unanticipated problems, including:

•	we may have underestimated the costs to make any necessary improvements to the Ascenty in-service properties or to complete the development or lease-up of the Ascenty development properties;

•

the Ascenty properties may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers, including for liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise;

•	the Ascenty properties may be subject to reassessment, which may result in higher than expected tax payments;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates;

•	difficulties in attracting and retaining personnel;

•	challenges in keeping existing customers;

•	plans to develop or expand certain of the Ascenty properties may not be realized, may be delayed or may be less extensive or successful or more costly than currently anticipated; and

•

tenants, landlords or other contractual counterparties with change of control consent, termination or other rights may choose to exercise such rights, which could reduce the revenue received from the Ascenty properties or otherwise adversely affect the ability to operate such properties as expected.

Many of these risks will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenue, disruptions in our current plans and operations and diversion of our management’s time and energy, which could have a material adverse effect on our business, financial condition, results of operations and/or cash flows. In addition, we may not realize the full benefits of the Ascenty Acquisition within the anticipated time frame or at all. All of these factors could cause dilution to our earnings per share, decrease or delay the expected accretive effect of the Ascenty Acquisition, and/or negatively impact the price of our common stock.

We may suffer economic harm as a result of making unsuccessful acquisitions in a new region and expanding our business in emerging economies, such as Brazil, elsewhere in Latin America or other economically volatile areas.

The Ascenty portfolio is located in a region where we have not previously owned properties or conducted any operations. This acquisition may entail risks in addition to those we face in other acquisitions where we are familiar with the regions, such as the risk that we do not complete development or expansions on time or on budget or correctly anticipate conditions or trends in a new region and are therefore not able to operate the acquired properties profitably. If this occurs, it could adversely affect our financial position, results of operations, cash flows and ability to make expected distributions to our stockholders.

In addition, we are contemplating further expansion in South America through the JV Entity, elsewhere in Latin America and in other emerging economies, which tend to have more volatile economies and governments than those in many of the countries in which we currently operate. The risk of doing business in emerging economies, such as Brazil, elsewhere in Latin America or other economically volatile areas, could adversely affect our operations and earnings. Such risks include the financial instability among customers in these regions, political instability, fraud or corruption and other non-economic factors such as irregular trade flows that need to be managed successfully with the help of the local governments. In addition, commercial laws in some emerging economies can be vague, inconsistently administered and retroactively applied. If we are deemed not to be in compliance with applicable laws in emerging economies where we conduct business, our prospects and business in those countries could be harmed, which could then have a material adverse impact on our results of operations and financial position. Our failure to successfully manage economic, political and other risks relating to doing business in emerging economies and economically and politically volatile areas could adversely affect our business.

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazilian political and economic conditions, could adversely affect us.

Ascenty’s portfolio of data centers is concentrated in Brazil. The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions designed to control inflation, stimulate growth and other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imported goods and services. We cannot control or predict changes in policy or regulations that the Brazilian government might adopt in the future.

We may be adversely affected by the economic and political conditions in Brazil as well as changes in policy or regulations at the federal, state or municipal levels involving or affecting factors such as:

•

economic, social and political instability, including allegations of corruption against political parties, elected officials or other public officials, such as those allegations made in relation to the Lava Jato investigation;

•	expansion or contraction of the Brazilian economy, as measured by GDP growth rates;

•	interest rate fluctuations;

•	currency and exchange rate fluctuations;

•	inflation;

•	volatility and liquidity of domestic capital and lending markets;

•	tax policies and a tax system that is unlike any other system in which we currently operate;

•	environmental policy;

•	labor relations, unrest and regulations;

•	energy and water shortages and rationing;

•	transportation, electric and other infrastructure that is not as developed or as well maintained as other regions in which we currently operate;

•	higher incidence of crime and increased security and other costs as compared to other regions in which we currently operate;

•	changes in currency exchange policy that lead to the imposition of exchange controls or restrictions on remittances abroad; and

•	other economic, political and social developments in or affecting Brazil.

The actual stabilized EBITDA for Ascenty may not be consistent with the estimated stabilized EBITDA used to estimate the purchase price multiple set forth in this Current Report.

As a part of our underwriting of the Ascenty Acquisition and business due diligence process, we developed an estimate of the annualized stabilized EBITDA for Ascenty. The stabilized EBITDA estimate is comprised of (i) our estimate of annualized run-rate EBITDA for Ascenty based on Ascenty’s EBITDA for the month ended July 31, 2018, which is the most recently completed full month for which Ascenty provided us with financial information as part of our underwriting and due diligence process, (ii) our forward estimate of the stabilized EBITDA contribution from signed leases with respect to approximately 12.6 megawatts and additional colocation space leases at Ascenty’s in-service data centers that have been signed as of the date of this Current Report on Form 8-K but had not yet commenced as of July 31, 2018 and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement, (iii) our forward estimate of the stabilized EBITDA contribution from leases with respect to approximately 18.0 megawatts of additional capacity expected to be built at Ascenty’s data centers under construction that have been signed as of the date of this Current Report on Form 8-K but had not yet commenced as of July 31, 2018 and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement, (iv) our forward estimate of the stabilized EBITDA contribution from the potential lease-up of approximately 38.6 megawatts of additional capacity expected to be built at Ascenty’s under-construction data centers as of the date of this Current Report on Form 8-K, and (v) our forward estimate of the stabilized EBITDA contribution from fiber leases that have been signed as of the date of this Current Report on Form 8-K but had not yet commenced as of July 31, 2018. We have assumed that the EBITDA margins for signed but not yet commenced leases, leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement and future leases of additional capacity to be built at both the in-service and under-construction data centers will be consistent with the EBITDA margins of existing in-service data centers once they have been fully leased. In addition, in underwriting our estimate of stabilized EBITDA, we have straight-lined existing contractual rents and estimated future rents in accordance with GAAP.

We caution you not to place undue reliance on our underwriting or our estimate of the stabilized EBITDA or the resulting estimated purchase price multiple because it is based solely on data made available to us in the diligence process in connection with the Ascenty Acquisition and includes a number of assumptions, including the timely and on-budget completion of all space to be constructed, the timely leasing of all additional capacity, certain assumptions regarding currency exchange rates and the absence of customer defaults or early lease terminations. Furthermore, the estimated stabilized EBITDA is not calculated in accordance with GAAP and includes estimates of future rents and operating expenses based on our expectations for Ascenty going forward. Our experience operating Ascenty may change our expectations with respect to the estimated stabilized EBITDA. In addition, the actual stabilized EBITDA for Ascenty may differ from our expectations based on numerous other factors, including potential difficulties encountered in connection with the construction and lease-up of additional data center space, currency fluctuations, unanticipated incremental general and administrative expenses or operating expenses, the results of our final purchase price allocation, difficulties in leasing incremental capacity or collecting anticipated revenue, customer bankruptcies and unanticipated expenses at the data centers that we cannot pass on to customers, as well as the risk factors set forth in this Current Report on Form 8-K. The construction and lease-up of the additional capacity included in the assumptions underlying our estimate of stabilized EBITDA may not be completed within the timeframe or on the terms we have assumed, or at all. We can provide no assurance that the actual stabilized EBITDA for Ascenty will be consistent with the estimated stabilized EBITDA used to estimate the purchase price multiple set forth in this Current Report on Form 8-K.

In addition, our estimate of stabilized EBITDA for Ascenty is not calculated in the same manner in which we calculate EBITDA or Adjusted EBITDA with respect to our company in other documents that we may make available to investors on our website or otherwise or furnish in Current Reports on Form 8-K filed with the SEC from time to time. As a result, stabilized EBITDA for Ascenty may not be a useful tool for investors to evaluate or compare Ascenty’s EBITDA to our company’s EBITDA or Adjusted EBITDA, particularly because our estimate of stabilized EBITDA for Ascenty is based on several assumptions that are described above.

All of Ascenty’s facilities are held through leasehold interests and the rights with respect to such properties will be significantly less than if such properties where held though fee interests.

Ascenty does not own any of its facilities, but instead operates its business as a lessee through leasehold interests. The current weighted average remaining lease term for all of its facilities is over 30 years, assuming the exercise of extension options. Upon expiration, Ascenty may be unable to renew these leases on favorable terms, or at all, which could adversely affect our ability to realize the anticipated benefits of the Ascenty

Acquisition. If Ascenty is not able to renew the leases at any of the leased Ascenty properties, the costs of relocating the equipment in such data centers and developing a new location into a high-quality data center could be prohibitive. Ascenty could lose customers due to the disruptions in their operations caused by any relocation. Ascenty could also lose those customers that choose its data centers based primarily on their locations.

The landlords of the leased properties may have certain contractual or statutory rights that limit Ascenty’s use of the leased properties or operational flexibility with respect to such properties, including the ability to develop, expand or otherwise modify such properties. The exercise of such rights could result in termination of the leases. In addition, certain of the leasehold interests are subordinated to senior debt such as mortgages, which, if Ascenty fails to obtain a non-disturbance agreement or tenant easement, could foreclose on Ascenty’s real property interests if the underlying property owner defaults on the mortgage and, as a result, the lease could be terminated. There can be no assurance that Ascenty will be able to obtain non-disturbance agreements or tenant easements from the lenders of the third-party landlords.

We may be subject to unknown or contingent liabilities related to the Ascenty properties for which we may have no or limited recourse against the sellers.

The Ascenty properties may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. The purchase agreement pursuant to which Acquisition Sub agreed to acquire Ascenty contains certain representations and warranties from the sellers; however, the sellers’ obligation to indemnify us for breaches of the representations and warranties contained in the purchase agreement is limited to claims of intentional acts or omissions constituting fraud. In connection with the Ascenty Acquisition, we intend to obtain a representation and warranty insurance policy, but we cannot make a claim under this policy for a breach of a non-fundamental representation, as identified in the policy, after the date that is three years after the date of closing of the acquisition or a breach of a fundamental representation or certain tax obligations after the date that is six years after the date of the closing of the acquisition. Accordingly, if any issues arise post-closing, there can be no assurance that we will recover any amounts with respect to losses due to breaches of the sellers’ representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with Ascenty properties may exceed our expectations, which may adversely affect our business, financial condition and results of operations.

If the Ascenty Acquisition is not completed, we will have incurred substantial expenses without our stockholders realizing the expected benefits.

If we are unable to complete the Ascenty Acquisition, we will have incurred significant due diligence, legal, accounting and other transaction costs in connection with the Ascenty Acquisition and potential joint venture without our stockholders realizing the anticipated benefits. We cannot assure you that we will acquire Ascenty because the proposed Ascenty Acquisition is subject to a variety of factors, including the satisfaction of customary closing conditions.

Development and construction of the Ascenty development properties and expansions of the Ascenty in-service properties may not be completed as anticipated, or at all, and development and expansion activities may cost more and take longer than we estimate.

The construction of development properties or expansions of in-service properties are complex projects that require us to acquire and allocate resources in such a manner that may adversely impact our ability to successfully pursue other projects, or to construct and complete such projects on time and within budget.

Development and construction involves many risks, including:

•	the inaccuracy of our assumptions with respect to the cost of, and schedule for, completing construction;

•	reliance on multiple contractors, subcontractors, joint venture parties and/or technology providers;

•	difficulty, delays or inability to obtain financing for a project on acceptable terms;

•	delays in deliveries of, or increases in the prices of, equipment;

•	permitting and other regulatory issues, license revocation and changes in legal requirements;

•	labor disputes and work stoppages;

•	unforeseen engineering and environmental problems;

•	interruption of existing operations;

•	difficulty, delays or inability to secure an adequate supply of power from local utilities in emerging economies;

•	unanticipated cost overruns or delays; and

•	weather interferences and catastrophic events, including fires, explosions, earthquakes, droughts, pandemics and acts of terrorism.

Our reporting currency is the U.S. dollar, but revenue, costs and expenses associated with Ascenty will be denominated in the Brazilian real, so that exchange rate movements may affect our financial performance.

Ascenty will generate a portion of its revenue, and incur costs and expenses, in Brazilian reais. These operations will translate into U.S. dollars when we prepare our consolidated financial statements. As a result, a significant decrease or volatility in the value of the Brazilian real could materially affect our revenues and results of operations. During the past few decades, the Brazilian currency in particular has faced frequent and substantial exchange rate fluctuations in relation to foreign currencies mostly because of political and economic conditions. There can be no assurance that the Brazilian real will not significantly appreciate or depreciate against the U.S. dollar in the future. We also bear the risk that the rate of inflation in the foreign countries where we incur costs and expenses or the decline in value of the U.S. dollar compared to those foreign currencies will increase our costs as expressed in U.S. dollars. For example, future measures by the Central Bank of Brazil to control inflation, including interest rate adjustments, intervention in the foreign exchange market and actions to fix the value of the Brazilian real, may weaken the U.S. dollar in Brazil. Whether in Brazil or elsewhere, we may not be able to adjust the prices of our products to offset the effects of inflation or foreign currency appreciation on our cost structure, which could increase our costs and reduce our net operating margins. If we do not successfully manage these risks through various mechanisms, our revenues and results of operations could be adversely affected.

Our business could be harmed if certain of Ascenty’s key management personnel terminate their relationship with us.

Ascenty’s success depends, to a significant extent, on the continued services of Christopher P. Torto, Ascenty’s current chief executive officer, and other members of Ascenty’s senior management team. Mr. Torto has agreed to enter into a new management agreement to be effective upon completion of the Ascenty Acquisition. Notwithstanding this agreement, there can be no assurance that Mr. Torto or the other members of Ascenty’s senior management team will continue to provide services to Ascenty. The loss of services of one or more members of Ascenty’s senior management team could harm our business and our prospects.

Risks Related to the Proposed Joint Venture

We cannot assure you that Brookfield will complete its committed investment in the JV Entity prior to the completion of the Ascenty Acquisition or at all.

We have entered into a bilateral equity commitment letter with Brookfield, pursuant to which Brookfield has committed to acquire an interest equal to ours in a joint venture entity that is expected to ultimately own Ascenty in an amount equal to the sum of (i) up to $725.0 million in respect of the equity portion of the purchase price for the Ascenty Acquisition, plus (ii) an amount equal to 50% of any additional amounts up to a specified cap that we contribute to the joint venture entity after closing of the Ascenty Acquisition but prior to Brookfield’s investment in the joint venture entity, plus (iii) an amount equal to 50% of our and Brookfield’s aggregate transaction expenses in connection with the Ascenty Acquisition (which transaction expenses will be reimbursed by the joint venture entity to the applicable party). To the extent that their investment occurs after the closing of the Ascenty Acquisition, Brookfield has also committed to pay interest on their committed amount at a rate of 8% for the first 90 days after the closing of the Ascenty Acquisition and increasing to 10% thereafter until such time as their investment in the joint venture is made. However, there can be no assurance that Brookfield will complete its committed investment in the JV Entity prior to the completion of the Ascenty Acquisition, on the terms currently anticipated, or at all. The Ascenty Acquisition is not contingent upon completion of Brookfield’s investment in the JV Entity, and we will still be obligated to complete the Ascenty Acquisition in the event Brookfield fails to invest in the JV Entity prior to the

Ascenty Acquisition or at all. If Brookfield does not complete its investment in the JV Entity, we may be forced to bear the entire expense of the Ascenty Acquisition indefinitely and the relative size of our investment in Ascenty will be twice as large as it would have otherwise been. As a result, we would be exposed to a much greater degree to the various risks related to the Ascenty Acquisition described in this Current Report on Form 8-K. If Brookfield’s investment in the JV Entity occurs after the consummation of the Ascenty Acquisition, we anticipate funding the portion of the equity to be provided by Brookfield with a $750.0 million short-term senior unsecured term loan, which may result in our incurring significant additional costs. Any delay by, or failure of, Brookfield to invest in the JV Entity could have a negative impact on our business and the trading price of our common stock.

Our joint ventures, including the JV Entity, could be adversely affected by our lack of decision-making authority, our reliance on joint venture partner’s financial condition and disputes between us and our joint venture partner.

We have entered into a bilateral equity commitment letter with Brookfield to invest in the JV Entity, and we may invest in additional joint ventures in the future. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including reliance on our joint venture partner and the possibility that our joint venture partner might become bankrupt, engage in malfeasance or fail to fund their share of required capital contributions, thus exposing us to liabilities in excess of our share of the investment. Joint ventures generally provide for a reduced level of control over an acquired project because governance rights are shared with others. For example, should Brookfield invest in the JV Entity, we anticipate initially owning only 50% of the voting equity interests in the JV Entity, and that certain major decisions relating to the business of the JV Entity and Ascenty will require the affirmative vote of directors or equityholders representing at least 75% of the voting equity interests in the JV Entity. Accordingly, certain major decisions involving the business of the JV Entity and Ascenty, including the approval of any amendments to the JV Entity’s governing documents, the approval of business plans and annual budgets, appointment or dismissal of the chief executive officer or chief financial officer, related party transactions, material acquisitions and divestitures, any fundamental change in the business of the JV Entity and Ascenty, expansion into new countries, financings and winding up or dissolution of the JV Entity, will require the affirmative vote of directors or equityholders representing at least 75% of the voting equity interests in the JV Entity; provided, that so long as (i) our operating partnership (together with certain affiliates) owns 20% of the voting equity interests in the JV Entity, the approval of our operating partnership shall also be required for any matter otherwise requiring such super-majority approval; and (ii) Brookfield (together with certain affiliates) owns 20% of the voting equity interests in the JV Entity, the approval of Brookfield shall also be required for any matter otherwise requiring such super-majority approval. Brookfield may have business interests or goals that are inconsistent with our business interests or goals, and might take actions contrary to our policies or objectives. Such investments, including our investment in the JV Entity, may also have the potential risk of deadlock or impasses on significant decisions, such as a sale of the business, significant investments or capital expenditures, or capital raising, because neither we nor our joint venture partner would have full control over the joint venture. Any disputes that may arise between us and our joint venture partner may result in litigation or arbitration that could increase our expenses and may prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by, or disputes with, our joint venture partner might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our joint venture partner.

It may be difficult for us to exit the JV Entity after an impasse with Brookfield.

In our joint venture with Brookfield, there may be a potential risk of impasse or deadlock in some joint venture decisions because our approval and the approval of other joint venture partners may be required for significant decisions. In particular, certain major decisions relating to the business of the JV Entity, including the approval of business plans and annual budgets, appointment or dismissal of the chief executive officer or chief financial officer, related party transactions, material acquisitions and divestitures, expansion into new countries, financings and winding up or dissolution of the JV Entity, require the affirmative vote of directors or equityholders representing at least 75% of the voting equity interests in the JV Entity.

In addition, in the event of a dispute between the equityholders, it may be difficult for an equityholder to leave the joint venture. We expect that transfers of voting equity interests in the JV Entity, other than to affiliates, will be prohibited until the fifth anniversary of the closing of the Ascenty Acquisition. After the fifth anniversary, equityholders are expected to be able to transfer their voting equity interests in the JV Entity, subject to the other equityholders’ right of first offer to purchase such voting equity interests. In addition, if an equityholder transfers equity interests in the JV Entity representing at least 10% of the total equity interests in the JV Entity, then the remaining equityholders are expected to have tag-along rights to participate in such sale. At any time after the fifth anniversary of the closing of the Ascenty Acquisition, an equityholder holding more than 40% of the JV Entity’s total voting equity interests is expected to have the right to unilaterally force the JV Entity to conduct an initial public offering (either of itself or a subsidiary), subject to the other voting equityholders’ right to purchase the triggering equityholder’s interest in the JV Entity. At any time after the seventh anniversary of the closing of the Ascenty Acquisition, an equityholder holding more than 40% of the JV Entity’s total voting equity interests is expected to have the right to unilaterally force the JV Entity to commence a sale process for the sale of the company, subject to the other voting equityholders’ right of first offer to purchase the triggering equityholder’s interest in the JV Entity (with such seven-year holding period reduced to five years upon the occurrence of certain limited deadlock events). In the event that one equityholder wishes to transfer its voting equity interests, it is possible that neither party will have the funds necessary to complete a buy-out as described above. In addition, we may experience difficulty in locating a third-party purchaser for our joint venture interest and in obtaining a favorable sale price for the interest. As a result, it is possible that we may not be able to exit the relationship if an impasse develops.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes”, “anticipates”, “expects”, “may”, “will”, “would,” “should”, “estimates”, “could”, “intends”, “plans” or other similar expressions are forward-looking statements. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause the company’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors: the risk that a condition to closing of the proposed Ascenty Acquisition or the proposed joint venture may not be satisfied; our ability to consummate the proposed transactions; the possibility that the anticipated benefits, including cost efficiencies and financial benefits, from the proposed Ascenty Acquisition cannot be fully realized or may take longer to realize than expected; operating costs and business disruption may be greater than expected; the achievement of results assumed in determining the stabilized EBITDA multiple for the Ascenty Acquisition; the ability of the company, the joint venture or Ascenty to retain and hire key personnel and maintain relationships with customers, providers or other business partners pending the consummation of the transaction; and the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which we operate, as detailed from time to time in each of our reports filed with the SEC. There can be no assurance that the proposed transactions will in fact be consummated on the terms described herein or at all.

The risks included here are not exhaustive, and additional factors could adversely affect our business and financial performance. We discussed a number of additional material risks in our annual report on Form 10-K for the year ended December 31, 2017 and other filings with the Securities and Exchange Commission. Those risks continue to be relevant to our performance and financial condition. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Seventeenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

99.1	Press Release, dated September 24, 2018, announcing the Ascenty Acquisition.

99.2	Press Release, dated September 24, 2018, announcing underwritten public offering of common stock in connection with certain forward sale agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: September 24, 2018

Digital Realty Trust, Inc.

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Secretary